Exhibit 2.3

PURCHASE AND SALE AGREEMENT

BETWEEN

SAMSON LONE STAR, LLC, SAMSON RESOURCES COMPANY,

PYR ENERGY CORPORATION, SAMSON CONTOUR ENERGY E&P, LLC,

GEODYNE RESOURCES, INC. AND GEODYNE NOMINEE CORPORATION

(COLLECTIVELY, “SELLERS”)

AND

THREE RIVERS ACQUISITION LLC

(“BUYER”)

DATED AS OF

NOVEMBER 22, 2010

i

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v

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List of Exhibits:

Exhibit “A” – Schedule of Leases

Exhibit “B” – Schedule of Wells

Exhibit “C” – Allocated Values

Exhibit “D” – Conveyance
Exhibit “E” – Escrow Agreement

List of Schedules:

Schedule 1.1(a) – Field Offices

Schedule 1.1(b) – Retained Permian Offices

Schedule 2.3 – Equipment

Schedule 2.10 – Retained Equipment and Personal Property

Schedule 5.3 - Violations

Schedule 5.4 - Compliance

Schedule 5.7 – Material Contracts

Schedule 5.8 – Litigation

Schedule 5.10 - Notices

Schedule 5.14 – Outstanding Obligations

Schedule 5.17 – New Mexico Plugging Bonds

Schedule 11.5 – Suspense Accounts

Schedule 13.4 – Production Imbalances

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), made as of November 22, 2010 (“Execution Date”) by and between SAMSON LONE STAR, LLC, a Texas limited liability company, SAMSON RESOURCES COMPANY, an Oklahoma corporation, PYR ENERGY CORPORATION, a Maryland corporation, SAMSON CONTOUR ENERGY E&P, LLC, a Delaware limited liability company, GEODYNE RESOURCES, INC., a Delaware corporation, and GEODYNE NOMINEE CORPORATION, a Delaware corporation, whose address is Samson Plaza, Two West Second Street, Tulsa, Oklahoma 74103 (each “Seller” and collectively, “Sellers”) and THREE RIVERS ACQUISITION LLC, a Delaware limited liability company, whose address is 1122 S. Capital of Texas Hwy., Suite 325, Austin, Texas 78746 (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”);

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1

1.                                      DEFINITIONS.

“Additional Interest” has the meaning set forth in Section 7.2.

“Allocated Values” has the meaning set forth in Section 3.4.

“Assets” has the meaning set forth in Article 2.

“Assumed Imbalance” has the meaning set forth in Section 13.4.

“Assumed Obligations” has the meaning set forth in Subsection 16.1.1.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma and Austin, Texas.

“Buyer” has the meaning set forth in the Preamble.

“Casualty Defect” has the meaning set forth in Article 17.

“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Cleanup” has the meaning set forth in Section 8.1(c).

“Closing” has the meaning set forth in Section 10.4.

“Closing Date” has the meaning set forth in Section 10.4.

“Closing Settlement Statement” has the meaning set forth in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 20.4.

“Consents” has the meaning set forth in Section 9.1.

“Contracts” means all contract rights relating to the Interests, Wells, Equipment, Easements, Hydrocarbons, Surface Agreements or Permits, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, gas sales agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, in form and substance mutually agreed to by Buyer and Seller, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.

“Current Tax Period” has the meaning set forth in Section 12.1.

“Deposit” has the meaning set forth in Section 3.2.

“Due Diligence Period” has the meaning set forth in Section 7.1.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.

“Effective Time” means 7:00 a.m. local time where the Assets are located on October 1, 2010.

“Environmental Adjustment” has the meaning set forth in Section 8.2.1.

“Environmental Deductible Amount” has the meaning set forth in Section 8.3.

“Environmental Defect” has the meaning set forth in Section 8.1.

“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by any Governmental Authority now or hereafter in effect, and in each as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act of 1990 (OPA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted; provided, however, that “Environmental Laws” shall not include any laws, statutes, orders, rules, regulations, ordinances, orders, decrees, judgments, requirements or codes of the Railroad Commission of Texas or the New Mexico Energy, Minerals and Natural Resources Department, Oil Conservation Division related to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction or the protection of correlative rights in oil, gas, or other hydrocarbons.

“Environmental Notice” has the meaning set forth in Section 8.1.

“Equipment” has the meaning set forth in Section 2.3.

“Escrow Agent” has the meaning set forth in Section 3.2.

“Escrow Agreement” has the meaning set forth in Section 3.2.

“Execution Date” has the meaning set forth in the Preamble.

“Field Offices” means those certain field offices and yards owned by Sellers and described on Schedule 1.1(a).

“Governmental Authorities” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Hydrocarbons” has the meaning set forth in Section 2.4.

“Interests” has the meaning set forth in Section 2.1.

“Leases” has the meaning set forth in Section 2.1.

“Loss” has the meaning set forth in Section 8.1(d).

“Material Contracts” means, to the extent relating to the Wells or Interests or included in the Assets, (a) all area of mutual interests agreements (other than customary area of mutual interest provisions in joint operating agreements which cover only the contract area thereof), partnership (other than Tax partnerships), joint venture and/or exploration or development program agreements; (b) all of the production sales, marketing, transportation, gathering and processing agreements, other than such agreements which are terminable by Seller without penalty on 90 or fewer days’ notice; (c) contracts with any affiliate of any Seller; (d) contracts for the gathering, treatment, processing, storage, or transportation of oil, gas, or other hydrocarbons, the construction or rental of equipment, fixture or facilities with guaranteed minimum throughout requirements or demand charges; (e) agreements relating to the rental or use of compressors, compression equipment or compression services; (f) any option to purchase or call upon Hydrocarbons in favor of third Persons that are not at market prices; (g) drilling contracts, rig agreements or rig sharing agreements; (h) agreements relating to the rental, lease or other use of material equipment or fixtures, and any title retention agreement, sale-leaseback or security interest of any third Person in material Equipment that will not be released at Closing; and (i) any non-competition agreement or other agreement that limits the freedom of any Seller to engage in any line of business or compete with any Person.

“New Mexico Property Tax” means as specified by New Mexico Statutes Annotated 1978, Chapter 7, Article 36.

“New Mexico Oil and Gas Production Equipment Ad Valorem Tax” means as specified by New Mexico Statutes Annotated 1978, Chapter 7, Article 34.

“NORM” means naturally occurring radioactive material.

“Non-Operated Package” means the properties/assets included in the Non-Operated Package as identified in the Samson Investment Company-September 2010 Permian Basin Regional Exit Divestment Package materials provided by RBC Capital Markets/RBC Richardson Barr.

“Open Defect” has the meaning set forth in Section 7.4.3.

“Party” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” means (i) any third party consents to assignment and similar agreements with respect to which waivers or consents are obtained prior to Closing or which are typically obtained after Closing; (ii) easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not, individually or in the aggregate, materially interfere with the use, operation or development of the Assets; (iii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable and payment is being withheld as provided by law or are being contested in good faith in the ordinary course of business by appropriate action, and for which adequate cash reserves are maintained for the payment thereof; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets which would be accepted or waived by a prudent purchaser of oil and gas properties and that do not (A) operate to reduce the net revenue interest below that set forth on Exhibit “A” or “B” for such Interest or increase the working interest above that set forth on Exhibit “A” or “B” without a proportionate increase in the corresponding net revenue interest or (B) otherwise, individually or in the aggregate, materially detract from, or interfere with, the use, ownership or value of the Assets; (vi) defects and irregularities arising out of the lack of a survey, unless a survey is required by applicable laws, orders, rules or regulations; (vii) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf if such defects or irregularities occurred greater than ten (10) years prior to the Effective Time and no evidence is presented of an existing dispute arising from, or relating to, such defect or irregularity (viii) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship or estate proceedings if such failure or omission occurred greater than ten (10) years prior to the Effective Time and no evidence is presented of an existing dispute arising from, or relating to, such failure or omission; (ix) any of the matters disclosed on Exhibits “A” or “B” to this Agreement; (x) defects based on lack of information in Seller’s files; (xi) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than ten (10) years prior to the Effective Time, which have not been released of record, and with respect to which no evidence (including production from or attributable to any such prior oil and gas lease) is presented that any such oil and gas lease is still in force and effect, in whole or in part; (xii) defects or irregularities arising out of liens, mortgages or deeds of trust which were filed against Persons other than Sellers and which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record, and with respect to which no evidence is presented that such liens, mortgages or deeds of trust secure outstanding indebtedness; (xiii) defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription (including the application of any “discovery” rule or other law tolling the applicable statute of limitation or prescription period); (xiv) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance, if the relevant Governmental Authority is, pursuant to applicable law or agreement, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable law or agreement are satisfied; and (xv) Preferential Purchase Rights which are subject to Article 9.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.

“Pipeline Imbalances” has the meaning set forth in Section 13.5.

“Preferential Purchase Right” has the meaning set forth in Section 9.1.

“Property Taxes” has the meaning set forth in Section 12.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.4.2.

“Records” has the meaning set forth in Section 2.9.

“Represented Imbalance” has the meaning set forth in Section 13.4.

“Retained Assets” has the meaning set forth in Section 2.10.

“Retained Obligations” means any Claims, Losses, liabilities, duties or other obligations of any Seller, whether or not relating to the Assets, whether absolute, contingent, known, unknown, accrued or unaccrued, and regardless of whether such Claim, Loss, liability, duty or other obligation was disclosed to Buyer, arising from or relating to (a) toxic tort or other personal injury relating to breaches or violations of Environmental Law and occurring prior to the Effective Time, (b) offsite disposal to a third party location of any substance defined or regulated as a “pollutant” or “hazardous substance” under Environmental Law, to the extent such disposal occurred prior to the Effective Time; (c) Tax obligations retained by, or which are the responsibility of, Sellers under Article 12, (d) pending Claims, lawsuits, arbitrations or similar proceedings as set forth on Schedule 5.8, or (e) the Retained Assets.

“Retained Permian Offices” means the Sellers’ (i) office located at 200 N. Loraine, Suite 1010, Midland, Texas 79701, and (ii) field offices and yards described on Schedule 1.1(b), including all personal property and equipment located on all of said locations.

“Seller” has the meaning set forth in the Preamble.

“Surface Agreements” means any surface leases, surface use right or agreements or any similar rights, agreements or licenses relating to the Assets.

“Suspense Accounts” has the meaning set forth in Section 11.5.

“Tax” means (i) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i); and (iii) any liability for any item described in clauses (i) and (ii), payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Termination Threshold” has the meaning set forth in Section 7.6.

“Texas Property Tax” means as specified by the Texas Property Tax Code, Subtitle C, Chapter 11.

“Title Deductible Amount” has the meaning set forth in Section 7.5

“Title Defect” has the meaning set forth in Section 7.1.

“Wells” has the meaning set forth in Section 2.2.

ARTICLE 2

2.                                      PURCHASE AND SALE.

Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer and Buyer agrees to buy from Sellers, effective as of the Effective Time for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Sellers’ interest in the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1                                 Interests.  All of those certain oil and gas leases, and oil, gas and mineral leases described on Exhibit “A” attached hereto (“Leases”), together with all other rights, titles and interests of Sellers in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith, provided, however, that all of the foregoing are subject to the limitations described in said Exhibit “A” (the Leases and the lands and other interests are collectively referred to herein as the “Interests”).

2.2                                 Wells.  All of the oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on or attributable to the Interests or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling and spacing unit which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, plugged or unplugged, shut-in or permanently or temporarily abandoned, including, but not limited to, the wells identified on Exhibit “B” (the “Wells”).

2.3                                 Equipment.  All personal property, fixtures and improvements and facilities, spare parts and inventory (insofar as the same are located on, or used in connection with, the Interests or are specifically identified on Schedule 2.3), equipment, pipelines, pipeline laterals, gathering lines, flowlines, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, meters, LACT units, gas and oil remote terminal units, and communications equipment appurtenant to the Interests or Wells or used in connection with the ownership or operation of the Interests or Wells or the production, treatment, sale or disposal of Hydrocarbons, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and gathering systems (collectively, the “Equipment”).

2.4                                 Production.  All of the oil, natural gas, condensate, casinghead gas, products or other minerals, attributable or allocable to the Interests or Wells (i) from and after the Effective Time or (ii) which are in storage above the pipeline connection or in tanks as of the Effective Time, or (iii) with regard to any over-produced or under-produced volumes of Sellers attributable to the Assumed Imbalances and Pipeline Imbalances (the “Hydrocarbons”).

2.5                                 Easements and Surface Agreements.  All the Easements and the Surface Agreements.

2.6                                 Contract Rights and Permits.  All the Contracts and all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Interests, Wells, Equipment, Hydrocarbons, Easements and Surface Agreements (the “Permits”).

2.7                                 Field Offices.  The Field Offices.

2.8                                 Intangibles.  All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles attributable to the Assets with respect to periods of time from and after the Effective Time or liabilities or obligations assumed by Buyer under this Agreement (whether relating to periods of time before, on or after the Effective Time).

2.9                                 Files and Records.  All of the files, records and data directly relating to the items and interests described in Sections 2.1 through 2.8 above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, prospect information, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, and contract files, and all related materials in the possession of Sellers, less and except all legal files and records (other than legal files and records included in, or are part of, the above-referenced files and records), Sellers’ federal or state income, franchise or margin Tax files and records, employee files, reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), competing bids, proprietary data, information and data under contractual restrictions on assignment, privileged information, intellectual property, or seismic, geophysical, geological or other similar information or data (collectively, the “Records”).

2.10                           Retained Assets.  Notwithstanding anything to the contrary in Sections 2.1 through 2.9 or elsewhere herein, the Assets do not include the following (the “Retained Assets”):

(a)                                  All claims and causes of action of Sellers (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time, other than to the extent relating to liabilities and obligations assumed by Buyer or for which Buyer is responsible pursuant to this Agreement, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), other than to the extent relating to liabilities and obligations assumed by Buyer or for which Buyer is responsible pursuant to this Agreement, or (iii) with respect to any of the Retained Assets, copies of all Records necessary to process such claims after the Closing.

(b)                                 All rights and interest of Sellers (i) under any policy or agreement of insurance or indemnity, other than policies or agreements held for the joint account under a joint operating agreement in which a Seller has rights as a as non-operator, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time.

(c)                                  All claims of Sellers for refunds or loss carry forwards with respect to (i) production, severance or any other Taxes attributable to the Assets for any period prior to the Effective Time, (ii) income or franchise Taxes or (iii) any Taxes attributable to the Retained Assets.

(d)                                 All proceeds, income, revenues, claims, refunds or other benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, attributable to periods of time prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Retained Assets.

(e)                                  All documents and instruments of Sellers relating to the Assets that may be protected by an attorney client or work product privilege;

(f)                                    Subject to Section 13.2, all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any Retained Assets;

(g)                                 All surface rights not specifically associated with or used in conjunction with the Assets;

(h)                                 The equipment and personal property identified on Schedule 2.10;

(i)                                     Those leases and wells described on Schedule 2.10; and

(j)                                     The Retained Permian Offices, including all personal property (other than Records) located therein or thereon.

ARTICLE 3

3.                                      PURCHASE PRICE AND ALLOCATION.

3.1                                 Base Purchase Price.  Buyer agrees to pay for the Assets the total sum of Three Hundred Thirty-Nine Million Eight Hundred Thirteen Thousand Three Hundred Seven Dollars ($339,813,307) (“Base Purchase Price”) to be paid by direct bank deposit or wire transfer in same day funds at the Closing, subject only to the price adjustments set forth in this Agreement.

3.2                                 Performance Deposit and Payment.  As evidence of good faith, Buyer shall, on or before two (2) Business Days from the date of this Agreement, deposit, or cause to be deposited, with JP Morgan Chase Bank (the “Escrow Agent”) a performance deposit equal to ten percent (10%) of the Base Purchase Price (the “Deposit”), which Deposit shall be invested in funds mutually agreed to by the Parties and the Escrow Agent and disbursed in accordance with this Agreement and an escrow agreement dated on or before the date that the Deposit is required to be delivered, among Sellers, Three Rivers Operating Company LLC and Escrow Agent, which shall be substantially in the form attached hereto as Exhibit “E” (the “Escrow Agreement”), which shall be in form and substance reasonably satisfactory to Buyer and Sellers.  In the event the Closing occurs, the Deposit, plus any interest earned thereon, shall be applied to the Base Purchase Price to be paid at Closing, subject to the other adjustments thereto as set forth in this Agreement.  If Closing does not occur and the Agreement is terminated, then the Deposit plus the actual interest earned thereon shall be distributed as provided in Article 19 and the Escrow Agreement.

3.3                                 Adjustments to the Base Purchase Price.  The Base Purchase Price shall be adjusted as follows:

3.3.1                        Upward Adjustments.  The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)                                     all normal and customary production expenses, operating expenses, operated and non-operated overhead charges and capital expenditures paid, or with respect to internal charges and expenditures, incurred, by Sellers in connection with the ownership and operation of the Assets attributable to the periods from and after the Effective Time (including, without limitation, royalties and Taxes (other than any income, franchise or margin Taxes of Sellers) attributable to Hydrocarbons produced and saved from and after the Effective Time, and pre-paid charges);

(ii)                                  all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income and benefits received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time;

(iii)                               all positive adjustments, if any, regarding Additional Interests, as provided in Section 7.2;

(iv)                              to the extent the Assumed Imbalances reflect an underbalanced (or under-produced or under-received balance) position of Sellers as of the Effective Time regarding the Assets, all adjustments regarding such under balanced Assumed Imbalances in accordance with the provisions of Section 13.4;

(v)                                 all adjustments for marketable oil in storage above the pipeline connection or in tanks, as provided in Section 13.1;

(vi)                              adjustments for over-delivered Pipeline Imbalances (volumes owed to Seller) as provided in Section 13.5;

(vii)                           all royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time;

(viii)                        adjustments for certain Taxes described in Section 12.3; and

(ix)                                any other upward adjustments to the Base Purchase Price specified in this Agreement.

3.3.2                        Downward Adjustments.  The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)                                    all production expenses, operating expenses, operated and non-operated overhead charges and other costs under applicable operating agreements and other expenses, costs and charges paid or incurred by Buyer in connection with the Assets and attributable to periods prior to the Effective Time, including, without limitation, Taxes (other than income, franchise or margins Taxes of Sellers), capital expenses and other costs;

(ii)                                 all proceeds attributable to the sale of Hydrocarbons and all other income and benefits received by Sellers and attributable to the production, operation or ownership of the Assets on or after the Effective Time;

(iii)                              all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)                             all adjustments regarding Environmental Defects, in accordance with the provisions of Article 8;

(v)                                all adjustments regarding exercised Preferential Purchase Rights, as contemplated in Article 9;

(vi)                             all adjustments regarding Casualty Defects, in accordance with the provisions of Article 17;

(vii)                          to the extent the Assumed Imbalances reflect an overbalanced (or over- produced or over-received balance) position of Sellers as of the Effective Time regarding the Assets, all adjustments regarding such overbalanced Assumed Imbalances, in accordance with the provisions of Sections 13.4 and 13.5;

(viii)                       adjustments for under-delivered Pipeline Imbalances (volumes owed by Seller), as provided in Section 13.5;

(ix)                               an amount equal to the amounts held in the Suspense Accounts as of the Closing, as contemplated in Section 11.5; and

(x)                                  any other downward adjustments to the Base Purchase Price specified in this Agreement.

3.4                                 Allocation of Base Purchase Price.

3.4.1                        Allocation of the Base Purchase Price.  Sellers and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on Exhibit “C” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any preferential rights to purchase the Assets, (ii) determining the value of a Title Defect, and (iii) handling those instances for which the Base Purchase Price is to be adjusted.  The Allocated Value for each Asset shall be increased or decreased by the adjustments to the Base Purchase Price under Section 3.3 generated by such Asset.

3.4.2                        Tax Filings.  The Parties shall allocate the Base Purchase Price, as adjusted pursuant to this Agreement, for U.S. federal, state and local income, franchise and other Tax purposes among the Assets consistent with the Allocated Values (such allocation, the “Purchase Price Allocation”).  Each of the Parties shall timely file any forms and information reports required to be filed under Code section 1060 (including IRS Form 8594) and any corresponding provision of state or local Tax law.  In addition, the Parties each agree (i) to file all Tax returns and determine all Taxes based on or measured by net income or profits (including, without limitation, for purposes of Code section 1060) in accordance with and based upon the Purchase Price Allocation, and (ii) unless otherwise required by applicable law, not take any Tax reporting position inconsistent with the Purchase Price Allocation.

ARTICLE 4

4.                                      ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS.

4.1                                 Access.  Sellers shall provide (and shall not unreasonably withhold or delay) Buyer and Buyer’s authorized representatives, during Sellers’ normal business hours, and at any other reasonable time(s) before the Closing, (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets that are Seller operated to allow Buyer to conduct on-site Phase I environmental site assessments of the Assets and (ii) access to, and the ability to copy, at Buyer’s sole expense, the Records and other Assets, to the extent such data and records are in Sellers’ or its representatives’ possession and relate to the Assets; provided, however, Sellers shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Sellers consider confidential or proprietary or which Sellers believe in good faith they cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Sellers will use their reasonable efforts to obtain any consents necessary to allow Buyer to review such data or information).  Sellers shall use reasonable efforts (including the assertion of any rights of any Seller to information to which such Seller is entitled pursuant to an applicable joint operating agreement) to obtain permission for Buyer or its representatives to gain access to Assets operated by third Persons to inspect the condition of such Assets.

In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the express written consent of Sellers, which consent shall not be unreasonably withheld or delayed, and any applicable third Person operator.  IN CONNECTION WITH GRANTING SUCH ACCESS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OF ANY MEMBER OF SELLER GROUP, BUYER WAIVES

AND RELEASES ALL CLAIMS AGAINST SELLER GROUP (AS DEFINED IN SECTION 16.2) FOR INJURY TO, OR DEATH OF PERSONS, OR DAMAGE TO PROPERTY INCURRED OR DIRECTLY CAUSED BY BUYER OR ITS REPRESENTATIVES IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP (AS DEFINED IN SECTION 16.2) FROM AND AGAINST ALL SUCH CLAIMS.

4.2                                 Disclaimer.  Buyer specifically understands and acknowledges the following:

4.2.1                        Title.  Title to the Assets shall be transferred and conveyed to Buyer at Closing with a “by, through and under” warranty of title, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

4.2.2                        Disclaimer of Warranty.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATES TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 10.5.1 OR IN THE CONVEYANCES, AND WITHOUT LIMITING BUYER’S RIGHTS PURSUANT TO THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR INFRINGEMENT OF ANY OTHER INTELLECTUAL PROPERTY RIGHT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS.  IT IS THE EXPRESS INTENTION OF BUYER AND SELLERS THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE CERTIFICATES TO BE DELIVERED AT CLOSING PURSUANT TO

SECTION 10.5.1 OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLERS THAT AS OF CLOSING BUYER WILL HAVE BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

4.2.3                        Additional Disclaimer.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE CERTIFICATES TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 10.5.1 OR IN THE CONVEYANCES, SELLERS HEREBY EXPRESSLY NEGATE AND DISCLAIM, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLERS, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.3                                 Governmental Reviews.  Sellers and Buyer shall each in a timely manner make (or cause its applicable affiliate to make) (i) all required filings, including filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Sellers, or any affiliate of any of them is required to make the payment.

ARTICLE 5

5.                                      SELLERS’ REPRESENTATIONS.

Each Seller represents to Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1                                 Existence.  It is an entity duly organized and validly existing and in good standing under the laws of its state of formation, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets owned by it are located.

5.2                                 Authority.  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement (and all documents required to be executed and delivered by Seller at Closing).  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                                 Violations.  Except as set forth on Schedule 5.3, Seller has not materially violated (and none of the Assets are in material violation of) any laws, statutes, regulations, orders or Permits applicable to any of the Assets or to the operation thereof.

5.4                                 Compliance.  Except as set forth on Schedule 5.4, Seller has materially complied (and all of the Assets, as owned and operated, are in material compliance) with all applicable laws, rules, regulations, ordinances, orders and Permits of all local, tribal, state and federal Governmental Authorities having jurisdiction.

5.5                                 Payment of Royalties.  To the best of Seller’s knowledge, all royalties and in-lieu royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been properly and fully paid, or are included within the suspense amounts being conveyed to Buyer pursuant to Section 11.4.

5.6                                 Taxes.  All Taxes with respect to the Assets that are based on or measured by the ownership of any Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly and timely paid.  Each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule thereto or amendment thereof, required to be filed by Sellers with respect to any of the Assets has been timely and properly filed.  Seller has complied in all material respects with all applicable laws relating to the payment, withholding and deduction of Taxes associated with the Assets and has fully and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over for all periods under all applicable laws.  There is no audit, examination, deficiency or refund litigation pending with respect to Taxes attributable to any of the Assets.  There are no liens on any of the Assets for unpaid Taxes, other than Permitted Encumbrances.  There is not currently in effect any extension or waiver of any statute of limitations regarding the assessment or collection of any Taxes attributable to any of the Assets.  No Asset is characterized for U.S. federal income tax purposes as an interest in a partnership or otherwise subject to a tax partnership agreement, and none of the Assets constitutes an interest in any entity.

5.7                                 Material Contracts and Permits.  Schedule 5.7 lists all Material Contracts.  To the best of Seller’s knowledge, (a) neither Seller, nor any other Person, is in default under any of the Material Contracts, and (b) the Permits and the Material Contracts are in full force and effect.

5.8                                 Litigation and Claims.  Except as set forth on Schedule 5.8, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the best of Seller’s knowledge, threatened with respect to Seller or the Assets that could reasonably be expected to materially and adversely affect the ownership, operation or value of the Assets or any of the Wells or Leases or that are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement.

5.9                                 Sale Contracts.  Except for (a) Contracts governing the sale of Hydrocarbons listed on Schedule 5.7, (b) Contracts in the ordinary course that are terminable by Seller without penalty on ninety (90) or fewer days’ written notice or (c) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.10                           Notices.  Except as set forth on Schedule 5.10, (a) to the best of Seller’s knowledge, Seller’s ownership and operation of the Assets is not the subject of any pending material regulatory compliance or enforcement actions and (b) Seller has not received written notice, which has not heretofore been complied with, in all material respects, of any material violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

5.11                           Take-or-Pay.  To the best of Seller’s knowledge, Seller is not obligated, under a take-or-pay or similar arrangement, to allow Hydrocarbons to be sold or to deliver Hydrocarbons, without receiving full payments at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well or Interest (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 13.4 and 13.5, respectively).

5.12                           Timely Payment.  To the best of Seller’s knowledge, Seller (or the applicable operator) has paid its share of all costs payable by it under the Leases and the Material Contracts, except those being contested in good faith by appropriate actions and for which sufficient reserves are maintained.

5.13                           Imbalances.  To the best of Seller’s knowledge, except as set forth on Schedule 13.4, there are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Assets.  No operator has given Sellers notice that any imbalance constitutes all of Seller’s (or its affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement.

5.14                           Outstanding Obligations.  Except as otherwise described in Schedule 5.14, as of the date of this Agreement, there are no outstanding authorizations for expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000), net to the collective interest of Sellers, or other written commitments or proposals to conduct operations on the Assets.

5.15                           Brokers.  Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.16                           Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Seller, threatened against Seller.

5.17                           Wells and Equipment.

5.17.1                  All Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements.

5.17.2                  No Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of laws, rules, regulations, ordinances, orders or decrees.  Attached hereto as Schedule 5.17 is a listing of all New Mexico plugging bonds.

5.18                           Hedges.  There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that are currently binding on the Assets or will be binding on the Assets after Closing.

5.19                           Absence of Casualty Defects.  Since January 1, 2010, there has not been any Casualty Defect on or affecting any Asset, whether or not covered by insurance.

To the extent the representations of Sellers in Section 5.6 (other than with respect to the last sentence thereof), 5.17 (other than with respect to the last sentence thereof) and 5.19 relate to Assets in which no Seller or its affiliate is the operator under a joint operating agreement or similar agreement, such representations are hereby limited to the best of each Seller’s knowledge.

ARTICLE 6

6.                                      BUYER’S REPRESENTATIONS.

Buyer represents to Sellers, as of the date hereof and as of the Closing Date, as follows:

6.1                                 Information.  Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has (or as of Closing will have) performed due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to the Buyer’s complete satisfaction.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, SELLERS HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLERS OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLERS.  Buyer acknowledges and affirms that it has relied and will rely solely upon Sellers’ representations, warranties and covenants in this Agreement and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2                                 Knowledge and Experience.  Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets for all purposes.  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                                 No Warranty.  Buyer acknowledges that, except as otherwise set forth in this Agreement and in the Conveyances, Sellers have not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

6.4                                 Formation, Good Standing and Authority.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer .

6.5                                 Liability for Broker’s Fees.  Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.6                                 Financial Resources.  Buyer has all funds necessary to pay the Base Purchase Price and any other amounts contemplated by this Agreement.  Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

6.7                                 Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

6.8                                 Qualification to Assume Operatorship.  At Closing, Buyer will be qualified to own and assume operatorship of oil, gas and mineral leases, including the Assets, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by the applicable state and federal governmental bodies or agencies, Buyer currently has (or at Closing will have), and will continue to maintain, lease bonds, area-wide bonds, or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such Assets.

ARTICLE 7

7.                                      TITLE.

7.1                                 Title Defects.  Buyer may provide one or more written notices to Sellers of any Title Defect in the Assets after discovering the Title Defect but in no event later than December 21, 2010 (the “Due Diligence Period”).  For the purpose of this Agreement, a “Title Defect” shall mean a deficiency in one (or more) of the following respects (other than Permitted Encumbrances), the value of which exceeds Fifty Thousand Dollars ($50,000):

7.1.1                        Adverse Claims.  Sellers’ title as to all or part of an Asset is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) any other lien, encumbrance, obligation or defect which is not released on or before Closing; or (iv) a pending claim or cause of action in which a competing ownership interest in an Asset is claimed or implied.

7.1.2                        Decreased Net Revenue Interest.  Sellers own (and Buyer will own, as successor in interest to Sellers) less than the net revenue interest shown on Exhibit “B” for a particular Asset throughout the life of such Asset.

7.1.3                        Increased Working Interest.  Sellers (and Buyer, as successor in interest to Sellers) are obligated to bear more than the working interest share shown on Exhibit “B” of the costs and expenses for the maintenance and development of, and operations relating to, a particular Asset without a proportionate increase in the corresponding net revenue interest shown on Exhibit “B”, in each case, throughout the life of such Asset.

7.1.4                        Reversions.  An Asset is subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right not reflected on Exhibit “B”.

7.2                                 Additional Interests.  During the Due Diligence Period, Buyer may provide one or more written notices to notify Sellers if Buyer determines that Sellers have (and Buyer, as successor to Sellers, will have) (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to all or any part of the Assets than shown on Exhibit “B” or (ii) a greater net revenue interest with respect to all or any part of the Assets than that set forth in Exhibit “B” without a greater than proportionate increase in working interest, in each case, the value of which exceeds Fifty Thousand Dollars ($50,000) (collectively, such items shall be referred to as an “Additional Interest”).  During the Due Diligence Period, Sellers may notify Buyer in writing of any Additional Interest.

7.3                                 Notices.  Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest, to the extent such documentation is available to Buyer (or Seller, with respect to Additional Interest notices delivered by Seller).  If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price; provided, however, that this waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances; and provided, further, that an alleged failure to comply with the requirements of the first sentence of this Section 7.3 shall not cause any notice to be invalid or any Title Defect (or rights with respect to such Title Defect) to be waived if the Title Defect notice or Additional Interest notice, as applicable is reasonably sufficient to provide the receiving Party notice of the existence and general nature of the Title Defect or Additional Interest, as applicable.

7.4                                 Adjustments to Base Purchase Price.  Upon timely delivery of a notice under Article 7 pursuant to Section 7.1 or 7.2, either by Buyer or by Sellers, Buyer and Sellers shall meet at least two (2) Business Days prior to Closing and use their reasonable commercial efforts to agree on the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

7.4.1                        Liquidated Charges.  If the adjustment is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to remove the encumbrance from the affected Asset.

7.4.2                        Ownership Variance.  If the adjustment is based upon Sellers owning a lesser or greater net revenue interest with a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “B”, then the adjustment shall be the Allocated Value of the affected Asset multiplied by a fraction, the numerator of which is the difference in Sellers’ (and Buyer’s, as successor in interest to Sellers) confirmed net revenue interest less Sellers’ net revenue interest shown on Exhibit “B”, and the denominator of which is Sellers’ net revenue interest shown on Exhibit “B”.  If the adjustment is based upon a lesser or greater net revenue interest without a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “B”, then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Asset as set forth on Exhibit “C”.

7.4.3                        Valuation of Title Defects.  If the adjustment is for an item other than as set forth in 7.4.1 or 7.4.2 above, Buyer and Sellers shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment based upon the Allocated Values for such Asset set forth on Exhibit “C”.  If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  Any such item shall be referred to as an “Open Defect”.  Notwithstanding any of the preceding provisions of this Article 7, all adjustments applicable to Title Defects or Additional Interests shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed ten (10%) percent of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute.

For all Title Defects, subject to the provisions of Section 7.5, Sellers shall elect to either:

(i)                                     in the case of Title Defects, either:

(a)                                  sell to Buyer the entire Asset(s) affected by the Title Defect but reduce the Base Purchase Price by the agreed upon, or determined, amount associated with such Title Defect,

(b)                                 exclude from this transaction the Assets affected by the Title Defect and reduce the Base Purchase Price for the entire Allocated Value of the Asset(s) so excluded; or

(c)                                  if the Asset is excluded from the Transaction pursuant to (b) above and if Sellers cure the Title Defect prior to one hundred twenty (120) days after Closing, Buyer shall purchase the excluded Assets for the Allocated Value as of the Effective Time; or

(ii)                                  in the case of an Additional Interest, sell to Buyer the entire Asset(s) affected by the Additional Interest at the original Allocated Value set forth on Exhibit “C” attributable to such Assets proportionately increased to reflect such Additional Interest.

7.5                                 Deductible for Title Defects.  Notwithstanding the provisions set forth in Article 7, a Title Defect shall not result in an adjustment to the Base Purchase

Price unless the aggregate net value of all Title Defects agreed to by the Parties is greater than one and one-half percent (1 1/2%) of the Base Purchase Price (the “Title Deductible Amount”).  In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of all Title Defects which collectively exceed the Title Deductible Amount.

7.6                                 Termination.  If, because of Title Defects, Environmental Defects, Open Defects and Casualty Defects, in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding ten (10%) percent of the Base Purchase Price (the “Termination Threshold”) either Party may refuse to proceed to Closing pursuant to Sections 10.1(e) or 10.2(d), as applicable, unless and until such amount is decreased below the Termination Threshold.

ARTICLE 8

8.                                      ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY.

8.1                                 Acceptance of Environmental Condition.  Buyer may provide one or more written notices to Sellers (an “Environmental Notice”) of any fact or circumstance that indicates a violation of an Environmental Law associated with an Asset (“Environmental Defect”).  For the purpose of this Agreement, an Environmental Defect shall mean a material deficiency which individually per property exceeds Fifty Thousand Dollars ($50,000) and complies with all of the following conditions precedent:

(a)                                  The Environmental Notice must be received by Sellers as soon as reasonably practical after discovery of, and analysis of the effects and potential Loss with respect to, the Environmental Defect by Buyer, but in any event on or before December 17, 2010;

(b)                                 The Environmental Notice must contain a description of the alleged Environmental Defect, including the facts that substantiate such Environmental Defect, and the Assets affected and contain any documents or other evidence that substantiate such Environmental Defect, to the extent in the possession of Buyer;

(c)                                  The Environmental Notice must reasonably describe the remediation and/or restoration required to remedy the Environmental Defect, or the potential damages claimed or which Buyer believes may be claimed by a third party (the “Cleanup”), each as recommended or estimated in good faith by Buyer’s environmental experts (who may include internal employees of Buyer, its affiliates and third parties); and

(d)                                 To the extent practicable, the Environmental Notice must state Buyer’s good faith estimate of the amount of potential Loss to be incurred by Buyer as a result of the Environmental Defect.  For purposes of this Agreement, the term “Loss” shall include any estimated Cleanup, costs, losses, expenses, liabilities (including civil fines), damages, demands, suits, sanctions, reasonable fees and expenses of attorneys, technical experts and expert witnesses.

Subject to the further terms of this Agreement (including, without limitation, Sellers’ indemnity obligations under Sections 16.4(i), 16.4(ii), 16.4(viii) and 16.4(ix)), if Buyer does not provide Sellers with an Environmental Notice within the period set forth above, then at Closing, Buyer shall be deemed to have waived Buyer’s right to assert an Environmental Defect.

8.2                                 Remedy for Environmental Defects.  If Buyer gives a valid Environmental Notice in accordance with Section 8.1, Sellers (or, with respect to the exclusion of an Asset under Sections 8.2.1(iv) and 8.2.2, Sellers or Buyer, if permitted pursuant to Section 8.2.5) may provide for one of the remedies in Section 8.2.1 with respect to the Environmental Defect that is subject to such Environmental Notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with Section 7.5.

8.2.1                        Remedy.  If Buyer delivers a valid Environmental Notice to Sellers, Sellers (or, with respect to the exclusion of an Asset under Sections 8.2.1(iv) and 8.2.2, Sellers or Buyer, if permitted pursuant to Section 8.2.5) at its election, shall have the option of (i) remediating the Environmental Defect and resolving all Losses arising from such Environmental Defect to the reasonable satisfaction of Buyer or the appropriate state and federal agencies having jurisdiction, (ii) contesting the existence of an Environmental Defect or Buyer’s estimate of the amount of all Losses associated with the Environmental Defect pursuant to Section 8.2.3, (iii) paying Buyer’s good faith estimate of the amount of all Losses associated with the Environmental Defect in the form of a reduction to the Purchase Price (an “Environmental Adjustment”), or (iv) excluding the Asset pursuant to Section 8.2.2 or Section 8.2.5.

8.2.2                        Exclusion of Affected Asset.  At Sellers’ option, an exclusion adjustment may be made in an amount equal to the Allocated Value of the Asset which is the subject of a valid Environmental Notice.  In such event Sellers shall retain the Asset and the Base Purchase Price shall be reduced by the Allocated Value of such Asset.

8.2.3                        Contested Environmental Defects.  If Sellers contest the existence of any Environmental Defect or Buyer’s estimate of the Loss associated with such Environmental Defect, Sellers shall notify Buyer within five (5) Business Days after Sellers’ receipt of the Environmental Notice.  The notice shall state the basis for Sellers’ contest of the Environmental Defect or the estimate of the Cleanup cost.  Within two (2) Business Days after Buyer’s receipt of the notice, representatives of Sellers and Buyer, knowledgeable in environmental matters, shall meet in person or otherwise, and, prior to Closing, either (i) agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental

Defect, or (ii) agree on the validity of the Environmental Defect and the estimated Loss, in which case Sellers shall have the options described in Section 8.2.1 (except the right to contest) and Section 8.2.2 (Exclusion of Affected Asset).  Any agreement with respect to the foregoing shall be in writing and executed by all Parties.  If Sellers and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the estimated Loss subject to the Environmental Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Section 8.2.3, all Environmental Adjustments shall be made prior to Closing, which Closing shall be extended until resolution of any disputes relating to the Environmental Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Sellers or Buyer (if permitted under Section 8.2.5) elects exclusion of the affected Assets.  SUBJECT TO THE REMAINDER OF THIS AGREEMENT, AND WITHOUT LIMITATION OF SELLER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 16.4(i), 16.4(ii), 16.4(viii) AND 16.4(ix), IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED AND ALL LOSSES RELATED TO SUCH ENVIRONMENTAL DEFECT HAVE BEEN RESOLVED, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ASSET.

8.2.4                        Implementing Cleanup.  If Sellers elect to Cleanup an Environmental Defect pursuant to Section 8.2.1, Sellers shall select the means and methods of effecting the Cleanup in accordance with applicable Environmental Laws and other applicable laws, rules, regulations and orders, applicable industry standards and any applicable agreement, provided, however, that Sellers shall not be required to plug and abandon any currently unplugged wells if the cost thereof would be customary and normal site remediation costs assumed by Buyer in the transfer of the Assets hereunder, including without limitation, plugging and abandonment of Wells.  Sellers’ responsibility for remediation under this Section 8.2 shall be limited to a standard appropriate for the use of an Asset for oil and gas activities and in accordance with all applicable laws.

8.2.5                        Buyer’s Right to Exclude Asset.  In the event an Environmental Defect is referred to the dispute resolution provisions set forth in Section 20.3 and the result of said resolution is that the Cleanup costs and/or Losses associated with such Environmental Defect exceed Ten Million Dollars ($10,000,000), Buyer shall have the right to exclude such affected Asset from this Agreement, in which event the Base Purchase Price shall be reduced by the Allocated Value of the Asset.

8.3                                 Deductible for Environmental Defects.  Notwithstanding the provisions set forth in Article 8, an Environmental Defect shall not result in an adjustment to the Base Purchase Price unless the aggregate net value of all Environmental Defects agreed to by the Parties is greater than one and one-half (1 1/2%) percent of the Base Purchase Price (the “Environmental Deductible Amount”).  In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of all Environmental Defects which collectively exceed the Environmental Deductible Amount.

8.4                                 Acceptance of Environmental Condition.  SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SELLERS’ OBLIGATIONS TO INDEMNIFY BUYER PURSUANT TO SECTIONS 16.4(i), 16.4(ii), 16.4(viii) AND 16.4(ix)), UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY AGREES TO RELEASE SELLERS FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLERS HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION.  BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  AS OF CLOSING, BUYER SHALL HAVE CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

8.5                                 NORM and other Substances.  Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets.  Subject to the further terms of this Agreement (including, without limitation, Sellers’ obligations to indemnify Buyer pursuant to Sections 16.4(i), 16.4(ii), 16.4(viii) and 16.4(ix)), from and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws (as defined below).

8.6                                 Environmental Indemnities. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE REPRESENTATIONS OF SELLERS IN ARTICLE 5 AND SELLERS’ INDEMNIFICATION OBLIGATIONS SECTIONS 16.4(i), 16.4(ii), 16.4(viii) AND 16.4(ix)) OR IN THE CONVEYANCES, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES SELLERS FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLERS’ NEGLIGENCE.  FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SELLERS’ INDEMNIFICATION OBLIGATIONS IN Sections 16.4(i), 16.4(ii), 16.4(viii) AND 16.4(ix)), BUYER SHALL BE LIABLE TO SELLERS FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD SELLERS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLERS, OR SELLERS’ CONTRACTORS OR SUBCONTRACTORS OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLERS’ CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME.  Buyer and Sellers shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without written consent from the other Party unless so required by applicable law.

ARTICLE 9

9.                                      THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS.

9.1                                 Third Party Notices.  Sellers shall, promptly after the date of this Agreement, request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), any consent or approval of any third party, Person or Governmental Authority that are customarily received prior to Closing (“Consents”) and shall send out notices for all options, rights of first refusal, or similar preferential purchase rights burdening any of the Assets (each a “Preferential Purchase Right”) applicable to the Assets, in compliance with the terms of all Contracts providing for such Preferential Purchase Rights.  Any notice or request shall be on forms prepared by Sellers which are reasonably satisfactory to Buyer.  Sellers shall promptly give notices to third parties holding either (i) any Consent rights, or (ii) Preferential Purchase Rights.  Seller shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Consents or Preferential Purchase Right prior to Closing.  Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of the transactions contemplated by this Agreement on the dates certain set forth herein.  The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.

9.2                                 Consents.

9.2.1                        Sellers shall deliver a written notice to Buyer on or before five (5) days prior to Closing setting forth each Consent requirement which, as of such date, has not been unconditionally satisfied or waived.  In no event shall there be transferred at Closing any Asset for which a Consent requirement has not been satisfied and for which transfer is prohibited or a fee is payable (unless such fee has been paid by Buyer) without the Consent, other than Consents and approvals of Governmental Authorities customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable law, without discretion to refuse to grant such Consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied).

9.2.2                        In cases in which the Asset subject to such an unobtained Consent is an Asset other than a Well or Interest, and Buyer is assigned the Well or Interest to which such Asset relates, but such Asset is not transferred to Buyer due to the unwaived consent requirement, Buyer and Sellers shall continue, both before and after Closing, to use commercially reasonable efforts to obtain the Consent so that such Asset can be transferred to Buyer upon receipt of the Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Buyer,

Buyer shall pay all amounts due thereunder or with respect thereto, and Buyer shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Buyer has been transferred the Assets necessary for such performance, until the applicable Consent is obtained.

9.2.3                        In cases in which the Asset subject to such a Consent requirement is a Well or Interest and the third Person Consent to the transfer of such Property is not obtained by Closing, Buyer may elect to treat the unsatisfied consent requirements as a Title Defect and receive the appropriate adjustment to the Purchase Price under Section 3.3.2(iii) (and such Asset shall constitute a Retained Asset, subject to the remainder of this Section 9.2) by giving Sellers written notice thereof in accordance with Section 7.1, except that such notice may be given on or before the Closing Date, and the limitations on the amounts of the applicable adjustment to the Base Purchase Price in Sections 7.1 and 7.5 shall not apply.  If any such Consent requirement with respect to which an adjustment to the Base Purchase Price is made is subsequently satisfied prior to the date of the final adjustment to the Base Purchase Price under Section 11.3, (i) Sellers shall, pursuant to a Conveyance, convey such Well or Interest to Buyer, effective as of the Effective Time, as soon as practicable following receipt of such Consent(ii) Sellers shall be reimbursed by Buyer within five (5) Business Days for the amount of any previous deduction from the Base Purchase Price and (iii) the provisions of this Section 9.2 shall no longer apply to such Consent requirement.  If such Consent requirement is not satisfied prior to the date of the final adjustment to the Base Purchase Price under Section 11.3, subject to the remainder of this Section 9.2, the affected Well or Interest shall be deemed to have been deleted from all Exhibits and Schedules hereto and shall constitute a Retained Asset; and

9.2.4                        Notwithstanding anything to the contrary herein, Buyer may (but shall not be obligated to) request, at any time prior to the final determination of the Base Purchase Price pursuant to Section 11.3, that Sellers transfer to Buyer any Asset not transferred at Closing due to an unsatisfied or unwaived Consent requirement if such consent requirement does not provide that the transfer of the affected Asset without satisfaction or waiver of the Consent requirement would be void, or would otherwise impair the affected Asset or Sellers’ or Buyer’s title thereto.  Promptly after receipt of such a request, (i) Sellers shall, pursuant to a Conveyance, convey to Buyer, effective as of the Effective Time, the affected Asset; (ii) Buyer shall pay for the amount of any previous deduction from the Base Purchase Price within five (5) Business Days of such Conveyance; and (iii) Buyer shall defend, indemnify, and hold Seller Group harmless from and against all Losses arising from the conveyance of such Asset without the satisfaction or waiver of the Consent requirement.

9.3                                 Third-Party Exercise.  If a third-party exercises a Preferential Purchase Right of the Assets, or if the applicable period of time for such exercise has not expired as of the Closing Date, the affected Asset shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Asset as set forth on Exhibit “C” (or, if the affected Asset would constitute a portion of an Asset with an Allocated Value, an amount determined in accordance with Section 7.4 as though the affected Asset (or portions thereof) were subject to a Title Defect, excluding, however, limitations on the amount of the applicable adjustment to the Base Purchase Price in Sections 7.1 and 7.5.

9.4                                 Third-Party Failure to Purchase.  If (i) a third party exercises a Preferential Purchase Right for an Asset, but fails to close the purchase on or before the final determination of the Base Purchase Price pursuant to Section 11.3, and the time for the exercise of such Preferential Purchase Right has expired, or (ii) a Preferential Purchase Right is waived by the applicable third party or the time for the exercise of such Preferential Purchase Right expires without exercise, Sellers shall give written notice to Buyer of such event, and Buyer shall purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement, the adjustments applicable to such Asset under Section 3.3, and the conditions precedent to Closing set forth in Article 10; provided, however, that Buyer shall not be responsible for, and Sellers shall indemnify, defend and hold harmless Buyer Group from and against any and all Claims and Losses related to the failed Preferential Purchase Right pursuant to Section 16.4.

ARTICLE 10

10.                               CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING.

10.1                           Sellers’ Conditions to Closing.  The obligations of Sellers at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Sellers, of the following conditions:

(a)                                  All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All material consents and approvals required of any third party or Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities or third parties that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 Buyer shall have provided Sellers evidence satisfactory to Sellers that Buyer, as of Closing (i) is qualified to do business and to own and operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds required by any Governmental Authority or other body to own and operate the Assets.

(e)                                  The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Open Defects, Environmental Defects and Casualty Defects shall not exceed the Termination Threshold.

(f)                                    Buyer shall have performed its obligations set forth in Section 10.5.

10.2                           Buyer’s Conditions to Closing.  The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)                                  All representations and warranties of Sellers contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date, and Sellers shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authorities having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All material consents and approvals required of any third party or Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities or third parties that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Open Defects, Environmental Defects and Casualty Defects shall not exceed the Termination Threshold.

(e)                                  Sellers shall have performed their obligations set forth in Section 10.5.

10.3                           Closing Settlement Statement.  At least two (2) Business Days prior to Closing, Sellers shall provide Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement, and taking into account the Deposit, and any interest or income earned thereon (the “Closing Settlement Statement”).  To the extent available, actual numbers shall be used.  If not available, Sellers shall use reasonable and good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Final Settlement Statement described in Section 11.3 below.  In preparing the Closing Settlement Statement Seller shall have no obligation to make an accrual for revenues not received as of Closing.

10.4                           Closing Date and Place.  The closing of the transaction contemplated by this Agreement shall be held on or before December 30, 2010 (the “Closing Date”), at the offices of Sellers at Samson Plaza, Two West Second Street, Tulsa, Oklahoma 74103 or at such other place as the parties mutually agree (the “Closing”).

10.5                           Closing Activities.  The following actions shall take place at Closing:

10.5.1                  Certificates.  Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party dated as of the Closing and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party to the effect that (a) the Party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Sections 10.1(a) or 10.2(a), as the case may be, have been met.

10.5.2                  Conveyances.  Sellers and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto) to be filed in each respective County where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms.

10.5.3                  Payment.  Buyer shall deliver to an account designated in writing by Sellers by wire transfer of same day funds the Base Purchase Price, less the Deposit (and any interest or income on the Deposit), and plus or minus any other adjustments thereto contemplated in Section 3.3 above or otherwise in this Agreement.

10.5.4                  Escrow Instructions.  Sellers shall, and Buyer shall cause Three Rivers Operating Company LLC to, execute and deliver joint written instructions to the Escrow Agent to disburse all amounts held in the Escrow Account (less any fees of Escrow Agent) to an account designated in writing by Sellers.

10.5.5                  Tax Affidavit.  Each Seller shall deliver to Buyer a properly completed and duly executed certificate of non-foreign status, dated as of the Closing Date, that complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder.

10.5.6                  Additional Documents.  Buyer shall (i) furnish to Sellers such evidence (including evidence of satisfaction of all applicable bonding requirements) as Sellers may require demonstrating that Buyer is qualified with the applicable Governmental Authorities to succeed Sellers as the owners and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Sellers where Buyer is to succeed Seller as operator, execute and deliver to Sellers appropriate evidence reflecting change of operator as required by applicable Governmental Authorities and (iii) execute and deliver to Sellers such forms as Sellers may reasonably request for filing with applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to all of the Assets.

10.5.7                  Possession.  Sellers shall (subject to the terms of any applicable joint operating agreements and to the other provisions hereof) deliver to Buyer exclusive possession of the Assets.

10.5.8                  Letters-in-Lieu.  Sellers shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Section 13.3.

10.5.9                  Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements.  Sellers shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by (or caused to be placed by) any Seller upon, and encumbering such Seller’s interest in, the Assets.

10.5.10            Powers of Attorney.  Sellers shall provide Buyer with a copy of any Powers of Attorney authorizing the signatories to this Agreement and the Conveyances.

ARTICLE 11

11.                               POST-CLOSING OBLIGATIONS.

Sellers and Buyer agree to the following post-Closing obligations:

11.1                           Recordation and Filing of Documents.  After the Closing, Buyer shall file or record the Assignments in the appropriate county and governmental records.  Buyer shall provide a copy of same, including recording date, to Sellers, all at the sole cost of Buyer.

11.2                           Records.  Within ten (10) Business Days after the Closing, Sellers shall furnish Buyer the Records.  All reasonable costs associated with delivering or copying the Records shall be borne solely by Buyer.  Insofar as Sellers reasonably believe the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Sellers or their affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Sellers, and Sellers shall have the right to copy at their own expense and retain such copies of the Records as Sellers, in good faith, believe may be useful or needed in connection with the above-described matters; provided, however, that Buyer shall not be obligated to provide copies of any Records to the extent that Buyer in good faith believes that to do so would violate any law, order, decree or regulation, breach any agreement, or waive any privilege (including with respect to any Claim of Buyer against any Seller).  Subject to the foregoing, if Buyer elects to destroy any of the Records prior to the expiration of the seven (7) year period, Buyer shall give to Sellers written notice of such intent at least thirty (30) days prior to such destruction, and Sellers shall have the option, at their expense, of having such Records delivered to them.  Any access to, or inspection or copying of, any Records, shall be conducted in a manner that minimizes interference with the operation of the business of Buyer.

11.3                           Final Settlement Statement.  Sellers shall issue a final settlement statement covering all adjustments, without duplication, to the Base Purchase Price that were not included in the Closing Settlement Statement (the “Final Settlement Statement”) within one hundred twenty (120) days after Closing.  Sellers shall include with such Final Settlement Statement such reasonable documentation as is in Sellers’ possession to support the final figures.  Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement.  If Buyer does not respond with objections and the support therefore to the Final Settlement Statement in writing within thirty (30)

days of the issuance of the Final Settlement Statement, said Statement shall be deemed approved by Buyer.  In the event that Buyer does respond and objects within this time period, the Parties shall meet within thirty (30) days following receipt of Buyer’s objections and attempt to resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such thirty-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  After approval by both Parties (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent to the Buyer or Sellers, as the case may be.  Buyer or Sellers, as the case may be, agrees to promptly pay such invoice within ten (10) days after approval by both Parties (or after final resolution of the same under Section 20.3) of the Final Settlement Statement.

11.4                           Cooperation with Sellers’ Retained Assets.  Buyer agrees to use reasonable efforts to cooperate in connection with Sellers’ removal of all personal property associated with the Retained Assets, including, but not limited to, the equipment and personal property identified on Schedule 2.10.  Sellers shall remove such retained personal property within one hundred twenty (120) days after Closing.

11.5                           Suspense Accounts.  Sellers represent and warrant to Buyer that Schedule 11.5 attached hereto, contains a list, as of the date set forth in Schedule 11.5, of all suspense accounts pertaining to oil and gas heretofore produced comprising monies payable to royalty owners, mineral owners and other persons with an interest in production associated with the Assets that Sellers have been unable to pay (the “Suspense Accounts”).  A downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Final Settlement Statement.  Subject to the other provisions hereof, including the representation and warranty of Sellers in this Section 11.5, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Final Suspense Account Statement,” which shall be provided by Sellers to Buyer with the Final Settlement Statement required in Section 11.3, (including any liability under any unclaimed property law or escheat statute).  Subject to the representation and warranty of Sellers in this Section 11.5, and any indemnity obligations of Sellers for breach of such representation and warranty pursuant to Article 16, Buyer agrees to indemnify, defend and hold Sellers, their parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, penalties and expenses (including reasonable attorneys’ fees) arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with the Final Suspense Account Statement, limited, however to the total amount of the Suspense Accounts.

11.6                           Further Assurances.  Buyer and Sellers further agree that each shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transaction contemplated herein.  In connection therewith, in the event a property included within the Non-Operated Package is inadvertently assigned to Buyer at Closing, Buyer shall, at no cost to Buyer, upon the request of either Sellers or the Purchaser of the Non-Operated Package, assign said property, free and clear of any encumbrances created by Buyer, to the requesting Party.

11.7                           Financial Statements.  Upon the written request of Buyer, following Closing, Sellers shall use their reasonable best efforts to cause their accountants, counsel, agents, and other third parties to cooperate with Buyer and its representatives in connection with the preparation by Buyer of financial statements and other financial data related to the Assets (collectively, the “Financial Statements”) that may be required to be included in any filing by Buyer or its affiliates with the Securities and Exchange Commission.

ARTICLE 12

12.                               TAXES.

12.1                           Property Taxes.  All New Mexico Property Tax, New Mexico Oil and Gas Production Equipment Ad Valorem Tax, Texas Property Tax, and other property and similar Taxes (“Property Taxes”) applicable to the Assets with respect to the 2010 Tax period in which the Effective Time occurs (the “Current Tax Period”) shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, as of the Effective Time based on the Current Tax Period’s assessment.  The apportionment method shall be an allocation based on the number of days the Assets were owned.  The amount apportioned to the Sellers shall be the number of days the Assets were owned from January 1, 2010 to the day prior to the Effective Time.  The amount apportioned to the Buyer shall be the number of days the Assets were owned from the Effective Time to December 31, 2010.  Sellers shall reimburse Buyer for Sellers’ portion of the Current Tax Period at Closing or in connection with any post-closing settlement provided for herein.  Each Party shall be responsible for the Property Taxes apportioned to it pursuant to this Section 12.1, to the extent not previously paid or credited to the other Party.  Subject to the preceding sentence, Buyer shall pay, and defend and hold Sellers harmless, with respect to payment of all Property Taxes on the Assets for the Current Tax Period and thereafter, regardless of the taxing agency’s basis for calculating such Taxes, together with any interest or penalties assessed thereon.  If Sellers pay the Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse Sellers for Buyer’s portion of said Taxes at Closing or in connection with any post-closing settlement provided for herein, but only to the extent a downward adjustment has not been made to the Base Purchase Price in respect of such Property Taxes pursuant to this Agreement.  With regard to any special or general assessments against any of the Assets which are payable in installments,

Sellers shall be responsible for all assessments which relate to periods before the Effective Time, and Buyer shall be responsible for all assessments which relate to periods on or after the Effective Time.  After Closing, the Party (the “Paying Party”) receiving a Property Tax bill or notice applicable to the Assets for the Current Period shall promptly notify the other Party or Parties that may be responsible for a portion of such Property Taxes pursuant to this Section 12.1 (the “Reimbursing Party”) in writing, and the Paying Party shall pay such Property Tax bill prior to the last day such Property Taxes may be paid without penalty or interest.  Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party any amount equal to the portion of the Taxes for which the Reimbursing Party is liable under this Agreement.  The Parties shall reasonably cooperate with each other after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Current Tax Period.

12.2                           Production Taxes.  All Taxes (other than Property Taxes, income, franchise, or similar Taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including, but not limited to, severance, production and excise Taxes) shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, based upon the respective shares of production taken by the Parties.  Payment or withholding of all such Taxes that have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Sellers.  Payment or withholding of all such Taxes that have accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.  In the event any such Taxes attributable to the Assets and to periods on or after the Effective Time become due and payable prior to Closing, Sellers shall timely pay and satisfy the same, and appropriate adjustments therefor shall be made to the Base Purchase Price under Section 3.3 above.

12.3                           Other Taxes.  As may be required by relevant Governmental Authorities, Sellers shall collect and Buyer shall pay at Closing all applicable state and local sales Tax, use Tax, gross receipts Tax, business license Tax, and other Taxes attributable to the consummation of the transactions under this Agreement except Taxes imposed by reason of income to (or capital of) Sellers.  The Tax collected shall be based upon the Allocated Values as provided in Section 3.4 and shall be added to the Base Purchase Price at Closing.  Any state or local Tax specified above, inclusive of any penalty and interest, assessed at a future date against Sellers with respect to the transaction covered herein shall be paid by Buyer or, if paid by Sellers, Buyer shall promptly reimburse Sellers therefor.  Any documentary stamp Tax which may be due shall be paid by Buyer.

12.4                           Adjustments.  In the event of notice of proposed adjustment, notice of deficiency, or any other contest with a Governmental Authority over Taxes for which a Party is liable, that Party will be entitled to control the proceedings.  The Party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense.  To the extent of any conflict between this Section 12.4 and Section 16.7, this Section 12.4 shall control.

12.5                           Unconditional Obligation.  Notwithstanding any other provision of this Agreement (including, without limitation Article 16) the obligations of the Sellers and Buyer set forth in this Article 12 shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of Taxes, as appropriate, are barred by the applicable statute of limitations including any waivers thereof.

12.6                           Income Tax Liability.  If not otherwise adequately stated above, it is understood and agreed that Buyer shall not assume, and Sellers shall remain responsible for, Sellers’ federal income and similar income and franchise state Tax liability.  It is likewise understood and agreed that Sellers shall not assume, and Buyer shall be responsible for, Buyer’s federal income and/or similar state income Tax liability.

12.7                           Access to Information; Retention of Records.  From and after Closing, Sellers shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Sellers (including work papers and correspondence with any Governmental Authority, but excluding work product of and attorney-client communications with Sellers’ legal counsel and personnel files), and shall afford Buyer (or its designees) the right (at Buyer’s sole expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, to conduct negotiations with any Governmental Authority, and to implement the provisions of, or to investigate or defend any claims related to Taxes between the Parties arising under, this Agreement.  From and after the Closing Date, Buyer shall grant to Sellers (or Sellers’ designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Buyer (including work papers and correspondence with Governmental Authorities, but excluding work product of and attorney-client communications with any of Buyer’s legal counsel and personnel files), and shall afford Sellers (or Sellers’ designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or Sellers’ designees) to prepare Tax returns, to conduct negotiations with Governmental Authorities, and to implement the provisions of, or to investigate or defend any claims related to Taxes between the Parties arising under, this Agreement.  In the case of any Taxes with respect to the Assets for which another Party may be liable hereunder, each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax returns or to any Tax claims, audits or other proceedings until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

ARTICLE 13

13.                               OWNERSHIP OF ASSETS.

13.1                           Distribution of Production.  All marketable oil in storage above the pipeline connection or in tanks or marketable gas beyond the meters at the Effective Time shall be credited to Sellers, less applicable royalties, severance or production Taxes and any other costs and expenses paid or assumed by Buyer that are directly incurred with respect to such oil and that are not otherwise reimbursed to Buyer by a third Person, and excluding the effects of any futures, options, swap or other derivatives.  For Seller-operated Assets, Sellers have gauged the oil in storage and read all gas meter charts as of the Effective Time.  For Seller non-operated Assets, the quantity of such marketable oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records.  As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Sellers have contracted to sell the oil on the Effective Time.  If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Sellers in the field or locality where the Assets are located for oil of like grade and gravity.  Title to the oil in storage for both Seller-operated and Seller non-operated Assets shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing pursuant to the foregoing.

13.2                           Proration of Income and Expenses.  Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Sellers, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Sellers, and Sellers shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against same.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of costs and expenses for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) under the terms of this Section 13.2 and Sections 3.3 and 13.1.

13.3                           Notice to Remitters of Proceeds.  Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time.  The remitter shall be informed by Sellers and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.  Each Letter-in-Lieu of Transfer Order shall be on a form prepared by Sellers and reasonably satisfactory to Buyer.

13.4                           Production Imbalances.  Set forth in Schedule 13.4 is a listing of all gas imbalance volumes derived from the most recent imbalance statement from the Operator of each Well where a known imbalance exists measured in Mcfs and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets (the “Represented Imbalance”).  At Closing, and as part of the Final Settlement Statement, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the aggregate net volume of overproduction or underproduction associated with the Assets as of the Effective Time (the “Assumed Imbalances”).  The value of said difference between the aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.75 by the volume of such difference in Mcfs.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such production imbalances relating to the Assets, whether occurring on, before or after the Effective Time.

13.5                           Pipeline and Other Non Well-head Imbalances.  To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance.  The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such pipeline imbalances relating to the Assets from and after the Effective Time; provided, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time.  If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to Pre-Effective Time periods subsequent to Closing but prior to the Final Settlement Statement, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.

ARTICLE 14

14.                               INTERIM OPERATIONS.

14.1                           Standard of Care.  Subject to the additional restrictions set forth in this Section 14.1, Sellers shall operate the Seller-operated Assets in accordance with all applicable laws, using the standard of care as an ordinarily prudent operator and consistent with past practices until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer.  During the period from the Execution Date to Closing, Sellers shall:

(i)                                     except for emergency action taken in the face of risk to life, property or the environment, not, without the prior written consent of Buyer (which shall not be unreasonably withheld), approve or authorize any AFEs or capital expenditures over Two Hundred Fifty Thousand Dollars ($250,000) net to the interest of Sellers which is received by Sellers with respect to any Assets,

(ii)                                  not incur costs for discretionary expenditures for operations in excess of Two Hundred Fifty Thousand Dollars ($250,000) net to the interest of Sellers for which AFEs are not prepared;

(iii)                               operate, or if Sellers are not the operator, use reasonable efforts to ensure that the operator operates the Assets, and produces Hydrocarbons therefrom, in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts, laws and regulations;

(iv)                              not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the sale of Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights);

(v)                                 assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise;

(vi)                              take any and all actions necessary to ensure that the Assets are free and clear of all liens and encumbrances as of Closing;

(vii)                           not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect,

(viii)                        maintain (or cause to be maintained) insurance coverage on the Assets in the amounts and of the types presently in force and effect and not make any election to be excluded from any coverage provided by an operator for the joint account under an applicable joint operating agreement;

(ix)                                not incur any indebtedness or take, or fail to take, any actions that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attach to, or encumber, the Assets or any thereof;

(x)                                   pay royalties in the same manner as royalties were paid for such Asset prior to the Effective Time; and

(xi)                                cause the Assets to be maintained in accordance with the terms and conditions of the applicable Contracts and applicable laws and regulations and consistent with past practices, and consult with Buyer with respect to same.

14.2                           Liability of Operator.  Notwithstanding Section 14.1, Sellers shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Sellers’ breach of Section 14.1(iii) after the Effective Time, insofar as Sellers continue to operate and maintain the Assets in accordance with the terms of this Agreement (including, without limitation, Section 14.1(iii) above) and as a reasonable and prudent operator, and insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are attributable to the gross negligence or willful misconduct of Sellers.

14.3                           Removal of Signs.  Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days thereafter, whichever is earlier, remove any signs and references to Sellers and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those showing the Buyer as operator of the Assets.

14.4                           Third-Party Notifications.  Buyer shall make all notifications to all Governmental Authorities, “one call services” and similar groups associated with the operation of the Assets within ten (10) days of Closing.  A copy of all such notifications shall be provided to Seller pursuant to the notice provisions contained in Article 18 hereof.

ARTICLE 15

15.                               EXCHANGE PROVISION.

Each Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a Tax-deferred exchange under the Code (a “Tax Deferred Exchange”) for the Assets.  If such Party elects to affect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to affect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Each Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each such Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties.  The electing Party shall indemnify and hold the other Party and its affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Article 15 pursuant to the request of the electing Party.

ARTICLE 16

16.                               ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION.

16.1                           Buyer’s Assumption of Obligations.

16.1.1                  Subject to Closing occurring, and further subject to the Sellers’ indemnification provisions of Section 16.4, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged):

(a)                                  all of the obligations and liabilities of the Sellers, known or unknown, with respect to the Assets, insofar as the same arise on or after, and are attributable to actions, occurrences and operations conducted from and after, the Effective Time, together with

(b)                                 those liabilities and obligations described in Sections 8.6 and 16.1.2; and

(c)                                  following the expiration of Sellers’ indemnity obligations as set forth in Section 16.4 (to the extent of such expiration), any and all duties and obligations or claims which would fall under those expiring indemnities in Sections 16.4(iii) through 16.4(viii), inclusive, whether arising before, on or after the Effective Time,

(collectively, the “Assumed Obligations”).  The Assumed Obligations include, without limitation, the payment and/or performance of all leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time and any Tax obligations which are the responsibility of Buyer under Article 12.

16.1.2                  Subject to the Sellers’ indemnification provisions of Section 16.4:

(i)                                     THE ASSUMED OBLIGATIONS SHALL ALSO INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND

PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLERS’ REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER, OTHER THAN WITH RESPECT TO BREACHES OF SELLERS’ REPRESENTATION AND WARRANTY IN SECTION 5.17.2 AND ANY LOSS ARISING THEREFROM OR RELATING THERETO;

(ii)                                  THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME, SUBJECT, HOWEVER, TO THE RIGHTS OF BUYER PURSUANT TO ARTICLE 8, AND EXCLUDING ANY CLAIMS OR LOSSES ARISING FROM, OR RELATING TO, THE RETAINED OBLIGATIONS AND OTHER MATTERS AGAINST WHICH SELLERS WOULD BE OBLIGATED TO INDEMNIFY BUYER UNDER SECTIONS 16.4(i), 16.4(ii), 16.4(viii) AND 16.4(ix).  WITHOUT LIMITING BUYER’S RIGHTS WITH RESPECT TO ANY CLAIMS OR LOSSES ARISING FROM, OR RELATING TO, THE RETAINED OBLIGATIONS AND OTHER MATTERS AGAINST WHICH SELLERS WOULD BE OBLIGATED TO INDEMNIFY BUYER UNDER THIS ARTICLE 16, BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES,

HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

16.1.3                  Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such Claims.

16.1.4                  Except for the Assumed Obligations, Buyer shall not assume or otherwise become liable for any Retained Obligations.

16.2                           Definitions.  For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its affiliates, all successors, heirs and assigns of Buyer and its affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.  For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Sellers and their affiliates, all successors, heirs and assigns of Sellers and their affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

16.3                           Buyer’s General Indemnity.  Buyer shall, upon Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any Person arising from or relating to:

(i)                                     Buyer’s breach of any of its representations and warranties in this Agreement or its certificate delivered pursuant to Section 10.5.1,

(ii)                                  Buyer’s breach of any of its covenants in and under this Agreement or its certificate delivered pursuant to Section 10.5.1, and

(iii)                               the Assumed Obligations,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP, AND FURTHER EXCEPTING IN EACH CASE CLAIMS AND LOSSES AGAINST WHICH ANY SELLER WOULD BE REQUIRED TO INDEMNIFY BUYER PURSUANT TO SECTION 16.4.

16.4                           Sellers’ General Indemnity.  Each Seller, jointly and severally, shall, upon Closing, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims and Losses in favor of any Person arising, directly or indirectly, from, or related or incident to:

(i)                                     each Seller’s breach of any of its representations and warranties in this Agreement or its certificate delivered pursuant to Section 10.5.1;

(ii)                                  each Seller’s breach of any of its covenants in and under this Agreement or its certificate delivered pursuant to Section 10.5.1;

(iii)                               subject to the provisions of Article 8, any and all duties and obligations of Sellers, express or implied with respect to the Assets, or the use, ownership, operation or disposition of the Assets arising before (or otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)                              subject to the provisions of Article 8, damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any Person arising before the Effective Time;

(v)                                 the use, occupation, operation (including, but not limited to, royalty and accounting Claims) or maintenance of any of the Assets, and arising or accruing prior to the Effective Time;

(vi)                              the failure of Sellers to properly pay when due all royalties, overriding royalties, production payments, and working interest payments relating to the Assets and attributable to periods prior to the Effective Time;

(vii)                           breaches of maintenance of uniform interest and other provisions under applicable Contracts arising from, or relating to, the retention by Sellers of any Asset pursuant to Section 7.4.3,

(viii)                        the items included within clause (a) of the Retained Obligations; and

(ix)                                the items included within clauses (b) through (e) of the Retained Obligations definition,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLERS OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE,

EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP; PROVIDED, HOWEVER, THAT SELLERS’ OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTIONS 16.4(iii) THROUGH 16.4(viii) ABOVE SHALL, SUBJECT TO SECTION 20.2, APPLY ONLY FOR A PERIOD OF TWO (2) YEARS FOLLOWING THE CLOSING DATE.  THEREAFTER, BUYER SHALL, PURSUANT TO SECTION 16.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLER’S GENERAL INDEMNITY UNDER SECTIONS 16.4(iii) THROUGH 16.4(viii).

16.5                           Limitation on Indemnification.  Notwithstanding anything to the contrary contained herein, Sellers shall not have an obligation to indemnify Buyer unless (i) with respect to any individual claim, such claim exceeds Fifty Thousand Dollars ($50,000) per item and (ii) the aggregate Losses to which Buyer would be entitled to indemnification (but for the provision of this Section 16.5) exceed a deductible equal to one and a half percent (1.5%) of the Base Purchase Price, and then only to the extent such amounts exceed one and a half percent (1.5%) of the Base Purchase Price.  Notwithstanding anything to the contrary contained herein, Sellers’ aggregate liability for the indemnification under Sections 16.4(iii) - 16.4(viii) above shall not exceed fifty percent (50%) of the Base Purchase Price; provided, however, that this Section 16.5 shall not limit in any respect indemnification under Sections 16.3(i) (with respect to breaches of Article 6), 16.4(i) (with respect to breaches of the representations and warranties in Sections 5.1, 5.2, 5.15, 5.16, 5.18 and 11.5), 16.4(vii), 16.4(ix) and Sellers’ special warranty of title in any Conveyance.

16.6                           Further Limitation on Indemnification.  Amounts paid under this Article 16 shall be without duplication of any other amounts paid or received under this Agreement.

16.7                           Indemnification Procedures.

16.7.1                  All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7.  Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

16.7.2                  In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.  The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such Losses and/or (ii) with respect to any Losses arising out of, associated with, or relating to third party claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing.  The Indemnified Party may participate in, but not control, any such defense or settlement at its sole cost and expense.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaims against the third party asserting such Losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party).  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the Losses at issue.  No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all

Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

16.7.3                  If a Party would be required to defend a Claim as provided in this Section 16.7, which Claim is unliquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other Losses incurred or suffered by such Party due solely to the limitations set forth in Section 16.5 with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Claim as set forth in this Section 16.7; provided, however, that if, upon final, non-appealable liquidation of the amount of such Claim, the Party defending such Claim pursuant to this Section 16.7.3 would not have had the obligation to defend such Claim due solely to the limitations set forth in Section 16.5 with respect to the amount of such Claim, the Party defending such Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Claim.

16.7.4                  Any claim for indemnity under Section 16.3 or 16.4 by any affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Party other than Sellers and Buyer shall have any rights against either Sellers or Buyer under the terms of Section 16.3 or 16.4 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 16.7.4.  Each of Sellers and Buyer may elect to exercise or not exercise indemnification rights under this Section 16.7 on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Parties for any action or inaction under this Section 16.7.

ARTICLE 17

17.                               CASUALTY LOSS.

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (“Casualty Defect”), Sellers shall notify Buyer promptly after Sellers learn of such event.  Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction.  If any Casualty Defect exists at Closing, at Buyer’s option, (i) Buyer shall proceed to purchase, and Sellers shall sell, the affected Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect; or (ii) the affected Assets (or portions thereof) shall be deleted from this Agreement and constitute a Retained Asset, and the Base Purchase Price shall be reduced by the Allocated Value thereof.  In the event the parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Article 17, all adjustments applicable to Casualty Defects shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Casualty Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently close and consummate the transaction as to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute.  Notwithstanding anything to the contrary contained in this Article 17, Seller shall be entitled to retain all insurance proceeds, if any, and claims against other parties relating to any such Casualty Defect.  For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 18

18.                               NOTICES.

All communications between Buyer and Sellers required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, by facsimile transmission, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

BUYER	SELLERS

THREE RIVERS ACQUISITION LLC	SAMSON LONE STAR, LLC SAMSON RESOURCES COMPANY PYR ENERGY CORPORATION SAMSON CONTOUR ENERGY E&P, LLC GEODYNE RESOURCES, INC. GEODYNE NOMINEE CORPORATION
1122 S. Capital of Texas Hwy., Suite 325	Two West Second Street
Austin, Texas 78746	Tulsa, Oklahoma 74103-3103
Attention: Mike Wichterich	Attention: Scott Rowland
Phone: 512-600-4329	Phone: 918-591-1221
Email: mwichterich@3rnr.com	Fax: 918-591-7221
Email: srowland@samson.com

with a copy to:	with a copy to:

James McAnelly III	SAMSON RESOURCES COMPANY
BRACEWELL & GIULIANI LLP	Two West Second Street
711 Louisiana Street, Suite 2300	Tulsa, Oklahoma 74103-3103

Houston, Texas 77002-2770	Attention: Annabel M. Jones
Phone: 713-221-1194	Phone: 918-591-1006
Fax: 713-222-3241	Fax: 918-591-7006
Email: james.mcanelly@bgllp.com	Email: ajones@samson.com

Either Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

ARTICLE 19

19.                               TERMINATION.

19.1                           Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                  by the mutual written agreement of Buyer and Sellers; or

(b)                                 by written notice from either Buyer or Sellers if Closing has not occurred on or before January 14, 2011; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date.

19.2                           Liabilities Upon Termination; Deposit Amount.  If this Agreement terminates, as described in Section 19.1 above, then the entire Deposit, plus the actual interest earned thereon, shall be returned and paid to Buyer and all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Article 20 shall survive and continue in full force and effect; provided, however, that if this Agreement is terminated because of either:

(a)                                  a willful or intentional breach of this Agreement by the Sellers or because Buyer’s conditions to Closing are not satisfied as a result of Sellers’ willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Buyer elects to terminate this Agreement under Section 19.1(b) above), then Buyer shall be entitled to the immediate return of the Deposit, plus the actual interest earned thereon, free of any claims by Sellers on the Deposit, and shall also be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise; or

(b)                                 a willful or intentional breach of this Agreement by Buyer or because Sellers’ conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Sellers elect to terminate this Agreement under Section 19.1(b) above), then Sellers shall be entitled to retain, as their sole and exclusive remedy, the Deposit, plus the actual interest earned thereon as liquidated damages, free of any claims by Buyer on the Deposit (and the parties hereby acknowledge that the extent of damages to Sellers occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Deposit, plus the actual interest earned thereon, is a fair and reasonable estimate of such damage), and pursue its right to obtain specific performance pursuant to Section 20.11.

19.3                           Distribution of Deposit.  Sellers shall, and Buyer shall cause Three Rivers Operating Company LLC to, execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit, together with any interest of income thereon, in accordance with Section 19.2.

ARTICLE 20

20.                               MISCELLANEOUS.

20.1                           Entire Agreement.  This Agreement and the documents to be executed hereunder and all Exhibits and Schedules attached hereto and thereto and incorporated herein and therein constitute the entire agreement between the Parties pertaining to the subject matter hereof.  Any previous negotiations or communications between the Parties with respect to such subject matter are merged herein.

20.2                           Survival.

20.2.1                  This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties and expressly identified as an amendment, modification, revocation, supplement or alteration.

20.2.2                  The representations made by Sellers and Buyer under Article 5 and Section 11.5 (other than Sections 5.1, 5.2, 5.6, 5.15, 5.16, 5.18) and Article 6, and the corresponding representations and warranties in the certificates delivered at Closing pursuant to Section 10.5.1 shall survive Closing and continue in full force and effect for a period of one (1) year from and after the Closing Date.  The representation and warranty of Seller in Section 5.6 shall survive the Closing for the applicable statute of limitations period (including any extensions thereof).  The remainder of this Agreement shall survive Closing without time limit, except as may otherwise be provided herein.  Representations and warranties shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any claim asserted pursuant to this Agreement with respect to a representation or warranty prior to its expiration date.

20.2.3                  The indemnities in Sections 16.3(i) and 16.4(i) shall terminate as of the termination date of each respective representation and warranty that is the subject of indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.  The indemnity in Section 16.4(ix) shall survive Closing without time limit.  The indemnities in Sections 16.4(iii) through 16.4(viii) shall survive for a period of two (2) years from the Closing Date, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before the termination date of such indemnity.  The indemnity in Sections 16.3(ii) and (iii) and Section 16.4(ii) shall survive the Closing without time limit.

20.3                           Dispute Resolution.

20.3.1                  All disputes described in Sections 7.4.3, 8.2.3 11.3 and Article 17 shall be resolved pursuant to the provisions of those Sections and this Section.  The Parties agree to submit all such disputes to binding arbitration in Dallas, Texas.  The arbitration proceeding shall be governed by Texas law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by an arbitrator chosen as follows (with respect to the applicable dispute, the “Arbitrator”).  The arbitration shall be before a single arbitrator chosen by agreement of the Parties, or if no such agreement can be reached within ten (10) Business Days after the Closing Date, Sellers shall, on or before a date that is ten (10) Business Days thereafter, submit the matter in dispute to the Dallas, Texas office of the AAA to choose the arbitrator (and, to the extent Sellers do not do so, they shall be deemed to have waived their rights with respect to such dispute).  The Arbitrator shall be unbiased, experienced in the subject matter to which the Dispute relates in the state in which the Assets are located, and shall not have worked for any Party in the past ten (10) years.  The Arbitrator shall conduct a hearing no later than thirty (30) days after submission of the matters in dispute and shall render a written decision within thirty (30) days of the hearing.  Other than as set forth in Sections 7.4.3, 8.2.3 11.3, Article 17, and this Section 20.3.1, the Parties do not intend to impose any particular procedures upon the Arbitrator, it being the desire and direction of the Parties that any such dispute shall be resolved as expeditiously and inexpensively as reasonably practicable.  Subject to the foregoing, (i) the Arbitrator may consult with and engage disinterested third Persons to advise the Arbitrator, including petroleum engineers, accountants and title attorneys, and (ii) may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination.  The final decision of the Arbitrator shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.  The Arbitrator shall act as an expert for the limited purpose of determining the specific matters in dispute and may not award damages, interest or penalties to any Party with respect to any matter.  Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator shall be borne one-half by Sellers (collectively) and one-half by Buyer.

20.3.2                  Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with a matter governed by Section 20.3.1 is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Northern District of Texas, Dallas Division.  Each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Article 18.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement.  The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

20.4                           Confidentiality Agreement.  The Parties understand and agree that the terms and provisions of that certain Confidentiality Agreement dated September 23, 2010 by and between Sellers and Buyer (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing of this transaction.  In the event of termination of this Agreement pursuant to Article 19, the Buyer agrees to keep all of the terms of this transaction confidential for a period equal to the later of the date of termination of the Confidentiality Agreement or two (2) years following termination of this Agreement.  Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential for a period of two (2) years following the date of this Agreement and shall not be disclosed by the Buyer without the prior written consent of the Sellers.  The above restrictions on disclosure and use of information obtained pursuant to this Agreement shall not apply to information to the extent it:

(a)                                  is or becomes publicly available through no act or omission of the Buyer or any of its consultants or advisors; or

(b)                                 is subsequently obtained lawfully from a third party, where the Buyer has made reasonable efforts to insure that such third party is not a party to or bound by any confidentiality agreement with the Sellers;

(c)                                  is already in the Buyer’s possession at the time of disclosure, without restriction on disclosure; or

(d)                                 is required (by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process) to be disclosed by any applicable Governmental Authority or reasonably necessary for any Claim made by Buyer under or with respect to this Agreement (including, without limitation against a Seller or a member of Seller Group);

If the Buyer employs consultants, advisors or agents to assist in its review of the Assets, Buyer shall be responsible to Sellers for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Section 20.4.

20.5                           Choice of Law.  THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

20.6                           Assignment.  The rights and obligations under this Agreement may not be assigned (including, without limitation, by change of control, merger, consolidation, or stock purchase) by any Party without the prior written consent of the other Party.

20.7                           No Admissions.  Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Sellers or Buyer or by their respective officers, directors, employees, or agents.

20.8                           Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver and expressly identified as an amendment or waiver.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

20.9                           Counterparts.  This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile transmission of signatures pages with original signature pages to promptly follow in due course.

20.10                     Third-Party Beneficiaries.  Neither this Agreement nor any performances hereunder by Sellers or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto, except the rights expressly provided to Persons in Section 16.7.4.

20.11                     Specific Performance.  Subject to the provisions of Article 19, Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance.

20.12                     Public Communications.  After Closing, either Party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the other Party’s prior review and written approval, which approval will not be unreasonably withheld or delayed; provided further, however, that; if Buyer, on the one hand, or Sellers, on the other is required by law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Parties, but only to the extent the name of Seller is omitted from such announcement or statement.

20.13                     Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.14                     Expenses.  Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

20.15                     Waiver of Consumer and Other Rights.  BUYER WAIVES IT RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. SECTION 17.41, ET SEQ. (VERNON 1987) (THE “DTPA”) AND SIMILAR LAWS IN OTHER STATES.  BUYER WAIVES ITS RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS

SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW.  AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFOR, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO ALL DISCLAIMERS AND WAIVERS.  Buyer hereby warrants and represents to Sellers, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more according to Buyer’s most recent financial statement prepared in accordance with GAAP and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction.  Buyer acknowledges that the Purchase Price is predicated upon this waiver of the DTPA and similar laws in other states and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.15, and the Sellers, in determining to proceed with entering into this Agreement, have expressly relied upon this waiver and the inapplicability of the DTPA and similar laws in other states and Buyer’s representations and warranties contained in this Section 20.15.  Without limiting the foregoing, each Seller and Buyer has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arms-length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

20.16                     Severability.  If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

20.17                     Time of the Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

20.18                     Limitation on Damages.  Notwithstanding anything to the contrary contained herein, neither Buyer nor Sellers, nor any of their respective affiliates shall be entitled to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and Buyer and Sellers, each for itself and on behalf of its affiliates, hereby expressly waives any right to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties).

20.19                     Sellers.  Notwithstanding anything to the contrary herein, the obligations of Sellers to Buyer pursuant to this Agreement and the transactions contemplated hereby shall be joint and several, and, without limiting the foregoing, with respect to Buyer, each Party comprising Sellers shall be primarily responsible for the performance, or failure to perform, of each other Party comprising Seller.  Each Seller’s obligations shall be primary and not that of a mere surety, and Buyer shall be entitled to proceed against any Seller for all obligations of Sellers hereunder without proceeding against any Seller for all obligations of Sellers hereunder without proceeding against any other Seller.  Unless expressly provided to the contrary herein, all notices and responses to be delivered, and other actions to be taken hereunder by Sellers, shall be given or taken, as applicable, by Samson Resources Company, and each other Seller hereby ratifies and affirms such actions, and agrees that Buyer’s reliance thereon shall be valid and binding upon all Sellers.  All obligations of Buyer under this Agreement (and with respect to the transactions contemplated hereby) shall be to Sellers jointly and not to each such Seller individually.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

“SELLERS”		“BUYER”

SAMSON LONE STAR, LLC SAMSON RESOURCES COMPANY SAMSON CONTOUR ENERGY E&P, LLC GEODYNE RESOURCES, INC. GEODYNE NOMINEE CORPORATION		THREE RIVERS ACQUISITION LLC

By:	/s/ Scott Rowland	By:	/s/ Michael A. Wichterich
Name: Scott Rowland		Name: Michael A. Wichterich
Title: Attorney-in-Fact		Title: President

PYR ENERGY CORPORATION

By:	/s/ Scott Rowland
Name: Scott Rowland
Title: Vice President

Signature Page to Purchase and Sale Agreement